Exhibit 99.1
Perspecta announces financial results for third quarter of fiscal year 2021
•Revenue of $1.13 billion
•Diluted earnings per share of $0.19; adjusted diluted earnings per share of $0.56
•Operating cash flow of $117 million
•Bookings of $0.9 billion (Q3 book-to-bill ratio of 0.8x; trailing-twelve-month book-to-bill ratio excluding NGEN SMIT impact of 1.2x)

Chantilly, Va., February 5, 2021 - Perspecta Inc. (NYSE:PRSP), a leading U.S. government services provider, today announced financial results for the third quarter of fiscal year 2021, which ended January 1, 2021.
As previously announced on January 27, 2021, Perspecta entered into a definitive merger agreement to be acquired by Peraton, a portfolio company of Veritas Capital Fund Management, L.L.C. Under the terms of the merger agreement, Perspecta stockholders will receive $29.35 per share in cash. The merger is subject to customary conditions, including approval by Perspecta stockholders as well as the receipt of regulatory approvals and other customary closing conditions. The transaction is expected to close in the first half of calendar year 2021.
Summary operating results (unaudited)

	Fiscal Quarter Ended
(in millions, except margin and per share amounts)	January 1, 2021	December 31, 2019
Revenue	$1,134	$1,126
Income before taxes	$45	$75
Operating margin	4.0%	6.7%
Net income	$31	$53
Diluted earnings per share (EPS)	$0.19	$0.33

Non-GAAP Measures*:
Adjusted Net Income	$90	$90
Adjusted EBITDA	$181	$195
Adjusted EBITDA Margin	16.0%	17.3%
Adjusted Diluted EPS	$0.56	$0.55

* Adjusted Net Income, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Diluted EPS are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. See Selected Financial Data and Reconciliation of Non-GAAP Financial Measures at the end of this press release for more information.

The tables in Selected Financial Data and Reconciliation of Non-GAAP Financial Measures at the end of this press release provide all appropriate reconciliations from adjusted results to GAAP.
Revenue for the quarter was $1.13 billion, up 1% compared to the third quarter of fiscal year 2020, and down 1% compared to the second quarter of fiscal year 2021. The year-over-year increase in revenue was due to growth on existing programs partially offset by the COVID-19 impact of approximately $19 million in the third quarter of fiscal year 2021. Excluding the impact of the COVID-19 pandemic, revenue for the quarter grew 2% year-over-year.
Income before taxes for the third quarter of fiscal year 2021 was $45 million, which was down 40% compared to the third quarter of fiscal year 2020. Operating margin decreased from 6.7% to 4.0% year-over-year. Net income was $31 million, or $0.19 per diluted share.
Adjusted net income was $90 million for the third quarter of fiscal year 2021, which was flat year-over-year. Adjusted EBITDA was $181 million for the third quarter of fiscal year 2021, down 7% compared to adjusted EBITDA for the third quarter of fiscal year 2020. The as-expected year-over-year decrease in profitability was primarily due to lower asset intensity, an increased mix of cost-reimbursable programs and a $3 million COVID-19 impact. Adjusted diluted EPS for the third quarter of fiscal year 2021 was $0.56, up 2% compared to adjusted diluted EPS for the third quarter of fiscal year 2020.
Segment operating results (unaudited)
For the fiscal quarter ended January 1, 2021, Defense and Intelligence segment revenue of $795 million decreased by 2% compared to the segment’s revenue from the third quarter of fiscal year 2020, primarily due to lower volume, including revenue lost as a result of COVID-19. Civilian and Health Care segment revenue of $339 million increased by 8% compared to the segment’s revenue from the comparable period of the prior year due to the continued ramp up of key new programs.
Defense and Intelligence adjusted segment profit margin for the third quarter of fiscal year 2021 decreased to 13.2% from 14.4% in the third quarter of fiscal year 2020. Civilian and Health Care adjusted segment profit margin for the third quarter of fiscal year 2021 decreased to 12.7% from 12.8% in the third quarter of fiscal year 2020.
Cash management and capital deployment
Perspecta generated $117 million of net cash provided by operating activities, used $5 million in investing activities, and used $101 million in financing activities in the third quarter of fiscal year 2021. Quarterly free cash flow was $93 million, or 103% of adjusted net income, and was reduced by $15 million (or approximately 17% of adjusted net income) of restructuring, separation, transaction, and integration-related costs. During the third quarter of fiscal year 2021, Perspecta used $72 million to make debt repayments and returned $11 million to shareholders in the form of its regular quarterly cash dividend program.

At quarter end, Perspecta had $224 million in cash and cash equivalents, $750 million of undrawn capacity in its revolving credit facility, and $2.4 billion in total debt, including $191 million in finance lease obligations. On February 3, 2021, the Perspecta Board of Directors declared that Perspecta will pay a cash dividend of $0.07 per share on April 15, 2021 to Perspecta shareholders of record at the close of business on March 3, 2021.
Contract awards
Contract awards (bookings) totaled $0.9 billion in the third quarter of fiscal year 2021, representing a book-to-bill ratio of 0.8x. Included in the quarterly bookings were the following single-award prime contracts:
•Space Development Agency (SDA) systems engineering and integration program work: Perspecta will deliver systems engineering and integration support for SDA's initial satellite constellation known as Tranche 0, a system designed to demonstrate the initial capabilities of the National Defense Space Architecture (NDSA). Under the terms of the agreement, Perspecta engineers and architects will develop infrastructure to ensure the NDSA Transport Layer, Tracking Layer and ground segment operate in unison to support warfighter mission scenarios and experiments. The single award, indefinite delivery/indefinite quantity (ID/IQ) contract, which represents new work for the company, has a ceiling of $112 million and an ordering period of five years.
•Next Generation Enterprise Services Contract Extension from the U.S. Navy: Perspecta was awarded an extension of the Next Generation Enterprise Network (NGEN) contract from the U.S. Department of the Navy with a maximum ceiling value of $797 million, if all options are exercised, for continued delivery of enterprise IT services. The ID/IQ contract includes an extension for six months of support, from January 1, 2021 to June 30, 2021, and three one-month options beyond that timeframe.
Perspecta’s backlog of signed business orders at the end of the third quarter of fiscal year 2021 was $13.6 billion; funded backlog at the end of the third quarter was $1.7 billion.
The fourth quarter of fiscal year 2020 marked the beginning of the COVID-19 pandemic in the United States, and the pandemic has continued through the third quarter of fiscal year 2021. Due to the mission-critical nature of the majority of our business, substantially all of the services we provide to our government customers have been considered essential services, which has allowed them to continue, and the company has maintained its workforce at near full capacity. For the fiscal quarter ended January 1, 2021, the overall impact of the COVID-19 pandemic on our results of operations was approximately $19 million lower revenue, $3 million lower adjusted EBITDA and a year-to-date liquidity benefit of $57 million due to a deferral of payroll tax payments afforded by the Coronavirus Aid, Relief and

Economic Security Act. We continue to assess further possible implications to our business, supply chain and customers, and to take actions in an effort to mitigate adverse consequences.
About Perspecta Inc.
At Perspecta, we question, we seek and we solve. Perspecta brings a diverse set of capabilities to our U.S. government customers in defense, intelligence, civilian, health care and state and local markets. Our 280+ issued, licensed and pending patents are more than just pieces of paper, they tell the story of our innovation. With offerings in mission services, digital transformation and enterprise operations, our team of nearly 14,000 engineers, analysts, investigators and architects work tirelessly to not only execute the mission, but build and support the backbone that enables it. Perspecta was formed to take on big challenges. We are an engine for growth and success and we enable our customers to build a better nation. For more information about Perspecta, visit perspecta.com.
Forward-looking statements
All statements and assumptions in this press release that do not directly and exclusively relate to historical facts could be deemed “forward-looking statements.” Forward-looking statements are often identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “may,” “could,” “should,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target” and “will” and similar words and terms or variations of such. These statements represent current intentions, expectations, beliefs or projections, and no assurance can be given that the results described in such statements will be achieved. Forward-looking statements include, among other things, statements with respect to the expected timing of the closing of the merger with Peraton and our financial condition, results of operations, cash flows, business strategies, prospects, guidance, share repurchases, dividend payments, contract value, revenue acceleration, profitability and revenue generation. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to, (i) potential disruptions to our business caused by the proposed acquisition of us by Peraton, a portfolio company of Veritas Capital Fund Management, L.L.C.; (ii) failure to complete the merger with Peraton in a timely manner or at all; (iii) various risks related to health epidemics, pandemics and similar outbreaks, such as the COVID-19 pandemic, which may have material adverse effects on our business, financial position, results of operations and/or cash flows; (iv) any issue that compromises our relationships with the U.S. federal government, or any state or local governments, or damages our professional reputation; (v) changes in the U.S. federal, state and local governments’ spending and mission priorities that shift expenditures away from agencies or programs that we support; (vi) any delay in completion of the U.S. federal government’s budget process; (vii) failure to comply with numerous laws, regulations and rules, including regarding procurement, anti-bribery and organizational conflicts of interest; (viii) failure by us or our employees to obtain and maintain necessary security clearances or certifications; (ix) our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; (x) our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; (xi) problems or delays in the development, delivery and transition of new products and services or the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; (xii) failure of third parties to deliver on commitments under contracts with us; (xiii) misconduct or other improper activities from our employees or subcontractors; (xiv) delays, terminations, or cancellations of our major contract awards, including as a result of our competitors protesting such awards; (xv) failure of our internal control over financial reporting to detect fraud or other issues; (xvi) failure or disruptions to our systems, due to cyber-attack, service interruptions or other security threats; (xvii) failure to be awarded task orders under our indefinite delivery/indefinite quantity contracts; (xviii) changes in government procurement, contract or other practices or the adoption by the government of new laws, rules and regulations in a manner adverse to us; and (xix) uncertainty from the expected discontinuance of the London Interbank Offered Rate and transition to any other interest rate benchmark; as well as the matters described in the “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” sections of Perspecta’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, as may be updated or supplemented in our Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission, which discuss these and other factors that could adversely affect our results. Readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events except as required by law.

CONTACTS
Investors:
Michael Pici
Vice President, Investor Relations
571-612-7065
michael.pici@perspecta.com

Media:
Lorraine M. Corcoran
Vice President, Corporate Communications
571-313-6054
lorraine.corcoran@perspecta.com

Condensed Consolidated Statements of Operations
(preliminary and unaudited)

	Fiscal Quarter Ended
(in millions, except per share amounts)	January 1, 2021	December 31, 2019
Revenue	$1,134	$1,126

Costs of services	906	863
Selling, general and administrative	57	77
Depreciation and amortization	93	92
Restructuring costs	2	—
Separation, transaction and integration-related costs	7	20
Interest expense, net	28	34
Other (income) expense, net	(4)	(35)
Total costs and expenses	1,089	1,051

Income before taxes	45	75
Income tax expense	14	22
Net income	$31	$53

Earnings per common share:
Basic	$0.19	$0.33
Diluted	$0.19	$0.33

Selected Condensed Consolidated Balance Sheets
(preliminary and unaudited)

(in millions)	January 1, 2021	March 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$224	$147
Receivables, net of allowance for doubtful accounts of $1 and $1	531	513
Other receivables	11	45
Prepaid expenses	63	81
Other current assets	69	101
Total current assets	898	887
Property and equipment, net of accumulated depreciation of $280 and $193	262	307
Goodwill	2,702	2,671
Intangible assets, net of accumulated amortization of $691 and $515	1,026	1,193
Other assets	314	347
Total assets	$5,202	$5,405

LIABILITIES and SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$90	$89
Current finance lease obligations	96	111
Current operating lease obligations	33	39
Accounts payable	191	218
Accrued payroll and related costs	203	142
Accrued expenses	363	385
Other current liabilities	96	73
Total current liabilities	1,072	1,057
Long-term debt, net of current maturities	2,123	2,283
Non-current finance lease obligations	95	136
Non-current operating lease obligations	126	129
Deferred tax liabilities	71	114
Other long-term liabilities	307	329
Total liabilities	3,794	4,048
Commitments and contingencies
Total shareholders' equity	1,408	1,357
Total liabilities and shareholders’ equity	$5,202	$5,405

Condensed Consolidated Statements of Cash Flows
(preliminary and unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
(in millions)	January 1, 2021	December 31, 2019	January 1, 2021	December 31, 2019
Cash flows from operating activities:
Net income	$31	$53	$44	$113
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	93	92	285	283
Share-based compensation	10	6	27	21
Deferred income taxes	(31)	24	(48)	4
Loss (gain) on sale or disposal of assets, net	—	(33)	12	(23)
Other non-cash charges, net	1	(1)	12	3
Changes in assets and liabilities, net of effects of acquisitions:
Receivables, net	26	(1)	51	49
Prepaid expenses and other current assets	9	(8)	16	38
Accounts payable, accrued expenses and other current liabilities	(9)	(4)	28	(20)
Deferred revenue and advanced contract payments	(12)	(8)	1	(24)
Income taxes payable and liability	4	(4)	(3)	(6)
Other assets and liabilities, net	(5)	4	(12)	2
Net cash provided by operating activities	117	120	413	440
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	—	(53)	(265)
Proceeds from sale of assets	1	77	10	77
Purchases of property, equipment and software	(6)	(7)	(32)	(11)
Payments for outsourcing contract costs	—	(1)	—	(4)
Net cash used in investing activities	(5)	69	(75)	(203)
Cash flows from financing activities:
Principal payments on long-term debt	(72)	(24)	(124)	(69)
Payments of debt issuance costs	—	—	—	(3)
Proceeds from revolving credit facility	—	—	—	175
Payments on revolving credit facility	—	(125)	(50)	(125)
Payments on finance lease obligations	(18)	(33)	(85)	(110)
Repurchases of common stock	—	(14)	—	(46)
Repurchases of common stock to satisfy tax withholding obligations	(1)	(2)	(3)	(2)
Dividends paid	(11)	(10)	(32)	(28)
Proceeds from employee stock purchase plan	1	—	1	—
Net cash used in financing activities	(101)	(208)	(293)	(208)
Net change in cash and cash equivalents, including restricted	11	(19)	45	29
Cash and cash equivalents, including restricted, at beginning of period	255	147	221	99
Cash and cash equivalents, including restricted, at end of period	266	128	266	128
Less restricted cash and cash equivalents included in other current assets	42	59	42	59
Cash and cash equivalents at end of period	$224	$69	$224	$69

Selected Financial Data and Reconciliation of Non-GAAP Financial Measures
The following tables present selected financial data, including the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. Perspecta management believes that these non-GAAP financial measures provide useful additional information to investors regarding Perspecta’s results of operations as they provide another measure of Perspecta’s profitability and ability to service its debt and are considered important to financial analysts covering Perspecta’s industry.
These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, diluted EPS or any other measure of financial performance reported in accordance with GAAP. Perspecta’s non-GAAP measures may be calculated differently than similarly named measures reported by other companies. In addition, using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing Perspecta’s performance, it is important to evaluate each adjustment in the reconciliation tables and use adjusted measures in addition to, and not as an alternative to, GAAP measures.
The tables below provide information about the estimated financial impact of the network component of the existing U.S. Navy NGEN Service Management, Integration, and Transport (SMIT) contract, for which we are under contract through June 30, 2021, and which includes the potential for three one-month options beyond that timeframe.

Revenue Excluding NGEN SMIT (Unaudited)

	Fiscal Quarter Ended
(in millions)	January 1, 2021	December 31, 2019
Revenue	$1,134	$1,126
Less NGEN SMIT impact	221	221
Revenue excluding NGEN SMIT impact	$913	$905

Adjusted EBITDA, Net Income, and Diluted EPS (Unaudited)

Adjusted EBITDA excludes the following items: interest, income taxes, depreciation and amortization, restructuring, separation, transaction and integration-related costs, mark-to-market adjustments to the pension and other post-employment benefit programs, stock-based compensation, and other non-recurring items. There were no mark-to-market changes in either the current or year-ago quarterly periods. Adjusted net income and adjusted diluted EPS also exclude acquisition-related intangible amortization.

	Fiscal Quarter Ended
(in millions, except margin)	January 1, 2021	December 31, 2019
Net income	$31	$53
Income tax expense	14	22
Interest expense, net	28	34
Depreciation and amortization	93	92
EBITDA	166	201
Restructuring costs	2	—
Separation, transaction and integration-related costs	7	20
Share-based compensation	10	6
Gain on sale of assets	—	(33)
Other	(4)	1
Adjusted EBITDA	181	195
Adjusted EBITDA margin (a)	16.0%	17.3%
NGEN SMIT EBITDA	34	29
Adjusted EBITDA, excluding NGEN SMIT (b)	147	166
Adjusted EBITDA margin, excluding NGEN SMIT (b)	16.1%	18.3%
Depreciation and amortization	(93)	(92)
Amortization of acquired intangibles	60	54
Interest expense, net	(28)	(34)
Adjusted earnings before taxes	120	123
Income tax expense (c)	30	33
Adjusted net income	90	90
Impact of NGEN SMIT (d)	24	21
Adjusted net income, excluding NGEN SMIT	$66	$69
Notes:
(a)	Adjusted EBITDA margin is calculated as the ratio of adjusted EBITDA to revenue for the fiscal quarters ended January 1, 2021 and December 31, 2019.
(b)	Adjusted EBITDA, excluding NGEN SMIT is defined as revenue less cost of services, selling, general and administrative and excludes certain operating expenses managed at the corporate level. These unallocated costs include certain corporate function costs, share-based compensation expense, amortization of acquired intangible assets, impairment charges, certain nonrecoverable restructuring costs, separation, transaction and integration-relate costs, net periodic benefit cost and gain or loss on sale of assets. Adjusted EBITDA margin, excluding NGEN SMIT is calculated as the ratio of adjusted EBITDA, excluding NGEN SMIT to revenue excluding NGEN SMIT for the fiscal quarters ended January 1, 2021 and December 31, 2019.
(c)	Represents income tax expense utilizing an adjusted effective tax rate that adjusts for non-GAAP measures including: transaction costs, integration costs, and tax add backs for non-deductible prior-merger goodwill amortization. Adjusted effective tax rates were 25% for the fiscal quarter ended January 1, 2021, and 27% for the fiscal quarter ended December 31, 2019.
(d)	Impact of NGEN SMIT is NGEN SMIT EBITDA less NGEN SMIT depreciation and income tax at the adjusted effective tax rates of 25% for the fiscal quarter ended January 1, 2021, and 27% for the fiscal quarter ended December 31, 2019.

	Fiscal Quarter Ended
(in dollars)	January 1, 2021	December 31, 2019
Diluted EPS	$0.19	$0.33
Restructuring costs	0.01	—
Separation, transaction and integration-related costs	0.05	0.12
Share-based compensation	0.06	0.04
Gain on sale of assets	—	(0.20)
Amortization of acquired intangibles	0.37	0.33
Other	(0.02)	—
Tax impact related to non-GAAP adjustments	(0.10)	(0.07)
Adjusted diluted EPS	0.56	0.55
Impact of NGEN SMIT	(0.15)	(0.13)
Adjusted diluted EPS, excluding NGEN SMIT	$0.41	$0.42
Diluted weighted average common shares outstanding (in millions)	162.13	162.47

Free Cash Flow (Unaudited)
Perspecta defines free cash flow as net cash provided by operating activities less (i) purchases of property, equipment and software, (ii) payments on finance lease obligations, and (iii) the impact arising from the initial sale of accounts receivables under the Master Accounts Receivable Purchase Agreement.

	Fiscal Quarter Ended
(in millions)	January 1, 2021	December 31, 2019
Net cash provided by operating activities	$117	$120
Purchases of property, equipment and software	(6)	(7)
Payments on finance lease obligations	(18)	(33)
Initial sale of qualifying receivables (a)	—	(17)
Free cash flow	$93	$63
Notes:
(a)	Represents the impact arising from the initial sale of accounts receivables under the Master Accounts Receivable Purchase Agreement during the fiscal quarter ended December 31, 2019.
The Company had $15 million and $35 million of payments for restructuring, separation, transaction and integration-related costs for the fiscal quarters ended January 1, 2021 and December 31, 2019, respectively.
Segment Operating Results (Unaudited)
Perspecta delivers IT, mission, and operations-related services across the U.S. federal government through two reportable segments—Defense and Intelligence, which provides services to the U.S. Department of Defense (DoD), intelligence community, branches of the U.S. Armed Forces, and other DoD agencies; and Civilian and Health Care, which provides services to the Departments of Homeland Security, Justice, and Health and Human Services, as well as other federal civilian and state and local government agencies. The following tables summarize reportable segment profit and reconciliation of reportable segment profit to income before taxes:

Selected Segment Measures (Unaudited)

	Fiscal Quarter Ended
	January 1, 2021			December 31, 2019
(in millions, except profit margin)	Defense and Intelligence	Civilian and Health Care	Total	Defense and Intelligence	Civilian and Health Care	Total
Revenue	$795	$339	$1,134	$813	$313	$1,126

Segment profit	$105	$43	$148	$115	$39	$154
Non-GAAP adjustments (a)	—	—	—	2	1	3
Adjusted segment profit (b)	$105	$43	$148	$117	$40	$157
Segment profit margin	13.2%	12.7%	13.1%	14.1%	12.5%	13.7%
Adjusted segment profit margin (b)	13.2%	12.7%	13.1%	14.4%	12.8%	13.9%

Notes:
(a)	Non-GAAP adjustments include non-operating net periodic pension benefit, and certain separation-related and other costs. Each of the individual items was immaterial for the fiscal quarters ended January 1, 2021 and December 31, 2019.
(b)	Adjusted results represent non-GAAP financial measures, and it should be considered in addition to, but not as substitute for, the information provided in accordance with GAAP.

Reconciliation of Reportable Segment Profit to Income Before Taxes (Unaudited)

	Fiscal Quarter Ended
(in millions)	January 1, 2021	December 31, 2019
Total profit for reportable segments	$148	$154
Not allocated to segments:
Share-based compensation	(10)	(6)
Amortization of acquired intangible assets	(60)	(54)
Restructuring costs	(2)	—
Separation, transaction and integration-related costs	(7)	(20)
Interest expense, net	(28)	(34)
Other income and (expense), net	4	35
Income before taxes	$45	$75